Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Reports that the Australian Competition and Consumer Commission has Released its Statement of Issues Related to the Recall Acquisition

— Transaction Still Expected to Close in First Quarter of 2016 —

BOSTON — November 4, 2015 — Iron Mountain Incorporated (NYSE: IRM), the storage and information management company, reports that the Australian Competition and Consumer Commission (ACCC) as expected has released a Statement of Issues related to Iron Mountain’s proposed acquisition of Recall Holdings Limited (ASX:REC) (Recall) by way of scheme of arrangement (Scheme).

The Statement of Issues is a normal part of the ACCC process and it is designed to seek industry views and further information on certain competition issues that have arisen from the ACCC’s market inquiries to date. The Statement of Issues is not a final decision. It provides the ACCC’s preliminary views on the proposed acquisition. The ACCC has commenced a public consultation process in respect of the Statement of Issues and invites further submissions from interested parties. The ACCC has indicated that it expects to announce its final decision in respect of the transaction on December 15, 2015. The transaction is still expected to close in the first quarter of 2016.

Iron Mountain is working closely with the ACCC to address the issues raised and is committed to making any divestments required to obtain the competition approvals in Australia, without any monetary cap. For further detail regarding the Statement of Issues, see the ACCC’s media release, which can be found by clicking HERE.

Both Iron Mountain’s and Recall’s Boards of Directors continue to unanimously recommend that their respective shareholders vote in favor of the transaction.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services. The company’s real estate network of more than 67 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers with speed and accuracy. And its solutions for records management, data management, document management, and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information for business advantage. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data. Visit www.ironmountain.com for more information.

Forward Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws and be subject to the safe-harbor created by such Act.  Forward-looking statements include, but are not limited to, Iron Mountain’s financial performance outlook and shareholder returns in 2015 and through 2020, including after giving effect to Iron Mountain’s proposed acquisition of Recall, and statements regarding Iron Mountain’s operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, projected revenues from Iron Mountain’s emerging market acquisition pipeline, valuation creation and returns associated with Iron Mountain’s data center business and other adjacent businesses, and the benefits associated with increasing the percentage of real estate that Iron Mountain owns.  These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When Iron Mountain uses words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, it is making forward-looking statements.  You should not rely upon forward-looking statements except as statements of Iron Mountain’s present intentions and of Iron Mountain’s present expectations, which may or may not occur.  Although Iron Mountain believes that its forward-looking statements are based on reasonable assumptions, Iron Mountain’s expected results may not be achieved, and actual results may differ materially from its expectations.  Important factors that could cause actual results to differ from Iron Mountain’s other expectations include, among others: (i) Iron Mountain’s expected dividends may be materially different than Iron Mountain’s estimates; (ii) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (iii) the impact of litigation or disputes that may arise in connection with incidents in which Iron Mountain fails to protect its customers’ information; (iv) changes in the price for Iron Mountain’s storage and information management services relative to the cost of providing such storage and information management services; (v) changes in customer preferences and demand for Iron Mountain’s storage and information management services; (vi) the adoption of alternative technologies and shifts by Iron Mountain’s customers to storage of data through non-paper based technologies; (vii) the cost or potential liabilities associated with real estate necessary for Iron Mountain’s business; (viii) the performance of business partners upon whom Iron Mountain depends for technical assistance or management expertise outside the United States.; (ix) changes in the political and economic environments in the countries in which Iron Mountain’s international subsidiaries operate; (x) changes in the cost of Iron Mountain’s debt; (xi) changes in the amount of Iron Mountain’s capital expenditures; (xii) Iron Mountain’s ability to remain qualified for taxation as a real estate investment trust; (xiii) Iron Mountain’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; and (xiv) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated.  In addition, with respect to the potential Recall transaction, Iron Mountain’s ability to close the proposed transaction in accordance with its terms and within the anticipated time period, or at all, is dependent on Iron Mountain’s and Recall’s ability to satisfy the closing conditions for the transaction, including the receipt of governmental and shareholder approvals, and the benefits of the potential Recall transaction, including potential cost synergies and other synergies (including tax synergies), may not be fully realized or may take longer to realize than expected. Additional risks and factors that may affect results are set forth in Iron Mountain’s filings with the Securities and Exchange Commission, including Iron Mountain’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014, Iron Mountain’s current report on Form 8-K, filed with the SEC on May 7, 2015 and Iron Mountain’s quarterly report on From 10-Q for the fiscal quarter ending September 30, 2015 and in Recall’s filings with the Australian Stock Exchange, including Recall’s Annual Report for the fiscal year ending June 30, 2015. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Iron Mountain Contacts:

US Media:	Australian Media:
Abernathy MacGregor Group	Cato Counsel
Chuck Burgess / Ian Campbell	David Symons
212.371.5999 / 213.630.6550	+61.410559184
clb@abmac.com / idc@abmac.com	david@catocounsel.com.au

or

IRM Investors:	IRM Media:
Melissa Marsden	Christian Potts
SVP, Investor Relations	Senior Manager, Corporate Communications
617.535.8595	617.535.8721
melissa.marsden@ironmountain.com	christian.potts@ironmountain.com

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